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                                                                    EXHIBIT 10.9


May 11, 2001


Thomas J. Shea
950 Eastwood Place
Los Altos, CA  94024

Dear Tom:

On behalf of Roxio, Inc. (the "Company" or "Roxio"), I am pleased to confirm your position as Chief Operating Officer for the Company.

Your initial base salary will be $240,000.00 annually. You will be eligible to participate in the annual bonus program with targeted payout of 50% of your base salary dependent upon your performance and that of the Company. You will also receive an automobile allowance of $650 per month, a Company-paid annual physical examination, a health subsidy and financial planning assistance up to $2500 (net) per year.

In addition, you have been granted options to purchase 280,688 shares of Roxio stock in accordance with the Roxio 2000 Stock Option Plan. The strike price of the Roxio stock options will be $8.50. Your option to purchase 125,000 shares will vest 25% on September 21, 2001, and 6.25% quarterly thereafter, to be fully vested at the end of four years. Vesting schedules for your options to purchase 155,688 shares will vary, with more information on these schedules forthcoming. Your stock options will have Roxio's standard acceleration of vesting upon change of control provisions and will vest as to 100% of the options in the event that your employment is terminated without cause by the acquirer within 12 months following a change of control of Roxio. For the twelve-month period following a change of control of Roxio, termination without cause will include constructive termination in the event that you resign from the Company for "Good Reason." "Good Reason" shall mean that you, without your consent, have (i) incurred a material reduction in your title, status, authority or responsibility; (ii) incurred a reduction in your base compensation; (iii) been notified that your principal place of work will be relocated by a distance of fifty (50) miles or more; or (iv) been required to work more than ten (10) days per month outside of your principal offices for a six (6) month continuous period. In the event of a change of control of the Company as defined in the Roxio 2000 Stock Option Plan, providing you are still an employee of the successor company six months following such change of control, you will receive a cash bonus equal to the in-the-money value of 25% of your unvested stock options as of the date of change of control.
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Thomas J. Shea
May 11, 2001
Page 2 of 3


Your business experience matches very well with Roxio's current business needs and our anticipated direction. However, in the event that Roxio terminates your employment without cause (definition of cause as below) up to 18 months after distribution of Roxio's shares to Adaptec stockholders, you shall receive the following severance: pay equal to 12 months at your current level of base compensation and 12 months Company-paid COBRA benefit premiums. The 12 months of base compensation will be paid in a one-time lump sum, less legally mandated payroll deductions and withholdings. Additionally, if your employment is terminated without cause up to 18 months after distribution, your option to purchase 125,000 shares of Roxio stock will be fully vested and will be exercisable for 90 days following the termination of employment.

Your employment with Roxio and this agreement may be terminated at any time "for cause," which shall include any one or more of the following reasons:

     1. Refusal or unwillingness to perform material duties in good faith, neglect or failure to substantially perform the duties of the Chief Operating Officer position, if not remedied to the satisfaction of Roxio's CEO or his designee, after written notice of such need has been given to you by Roxio's CEO or his designee;
     2. Conviction of a felony or other crime involving moral turpitude, dishonesty, willful misconduct, misappropriation of funds, habitual insobriety or illegal drug use;
     3. Substance abuse or any other action involving willful or deliberate malfeasance or gross negligence in the performance of your duties and responsibilities, or any conduct or act which brings public disrespect, contempt or ridicule upon Roxio;
     4. A deliberate or serious violation of any law, rule, regulation, constitutional provision, or Roxio policy or procedure, or local, state or federal law, which violation, may, in the sole judgment of Roxio's CEO or his designee constitute justification for termination;
     5. Prolonged absence from duties without the consent and approval of Roxio's CEO or his designee, including but not limited to your permanent disability which in the sole discretion of the CEO or his designee, constitutes justification for termination;
     6.   Your death.

In the event that Roxio exercises its option to terminate your employment "for cause," you shall be entitled only to the unpaid salary and unused vacation benefits which been accrued on your behalf. You shall be entitled to no other compensation, benefits or severance payments of any kind in the event your employment is terminated "for cause." Should you be terminated "for cause," Roxio shall provide you with a written statement detailing such cause.

You should understand that this offer does not constitute a contract of employment for any specified period of time but will create an "employment at will" relationship.

Please sign this letter, indicating acceptance of this offer, and return to me.
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Thomas J. Shea
May 11, 2001
Page 3 of 3


Tom, we are pleased to have you as a member of the team and are confident you will continue to make a major contribution to our success.


Sincerely,

/s/ Richard E. Loupee

Richard E. Loupee
Director, Human Resources- Roxio, Inc.



                              Accepted:  /s/ Thomas J. Shea
                                        ---------------------------
                                             Thomas J. Shea